Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS

THIRD QUARTER FISCAL 2012 RESULTS

Minneapolis, MN, December 22, 2011 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the third fiscal quarter and nine month period ended November 26, 2011.

Results for the Three Months Ended November 26, 2011

•                  Net sales for the third quarter were $123.9 million, as compared to $120.9 million for the third quarter of fiscal 2011.  Same store sales were essentially flat for the quarter.

•                  Gross profit was $26.8 million, as compared to $43.4 million in the third quarter of fiscal 2011.  Gross profit margin was 21.7% for the third quarter of fiscal 2012, as compared to 35.9% in the third quarter of fiscal 2011.

•                  Asset impairment charges estimated at $11.4 million for the third quarter of fiscal 2012 include non-cash asset impairment charges related to approximately 100 stores planned to close by January 2012 and non-cash asset impairment charges for stores the Company plans to continue to operate.  The Company also recorded $0.8 million of severance charges related to closing stores and a reduction in force in October involving corporate office and field management personnel.  No asset impairment or restructuring charges were recorded in the third quarter of fiscal 2011.

•                  Operating loss totaled $28.2 million which includes the asset impairment and restructuring charges referred to above.  This compares to an operating loss of $0.2 million in the third quarter of fiscal 2011, which included a pre-tax severance charge of approximately $1.0 million related to the separation of the Company’s former Chief Executive Officer.

•                  Net loss totaled $28.2 million, or $0.79 per share, for the third quarter, which includes

$12.2 million, or $0.34 per share, of restructuring charges and the estimated asset impairment charges.  This compares to a net loss of $9.2 million, or $0.26 per diluted share, for the third fiscal quarter of 2011, which included a non-cash charge resulting from recording a $12.9 million, or $0.36 per share, valuation allowance related to the Company’s deferred tax assets and a pre-tax severance charge of approximately $1.0 million, or $0.02 per share.

Larry Barenbaum, Chief Executive Officer, commented, “We were clearly disappointed in the results for the quarter.  In response to the slow sell-through, we aggressively promoted merchandise to drive customer purchasing and move through seasonal inventory, which resulted in significant erosion of our gross margins.  We expect that these challenges and merchandise margin pressures will continue in the fourth quarter given that we still need to work through current product.  Looking ahead, we remain focused on completing our previously announced store closing plan, disciplined inventory management and expense controls, and improved product execution.”

Mr. Barenbaum continued, “We announced last week that Joel Waller, a retail veteran with a strong industry background, joined us as President.  While I am confident he will add value in all aspects of our business, his primary focus will be on product development, sourcing and merchandising.  Joel and I are committed to revitalizing the business and getting the Company back on track to profitability.”

Results for the Nine Months Ended November 26, 2011

•                  Net sales were $344.0 million, as compared to $348.5 million for the nine months ended November 27, 2011.  Same store sales declined 3% in the first nine months of fiscal 2012.

•                  Operating loss totaled $39.2 million, or 11.4% of net sales.  This compares to operating income of $6.0 million, or 1.7% of net sales, for the comparable nine month period last year.  Operating loss for the first nine months of fiscal 2012 includes the aforementioned asset impairment and restructuring charges.

•                  Net loss totaled $39.3 million, or $1.11 per share, which includes $12.2 million, or $0.34 per share, of restructuring and estimated asset impairment charges.  This compares to a net loss of $5.4 million, or $0.15 per diluted share, for the first nine months of fiscal 2011, which included severance charges of approximately $0.03 per share and a non-cash charge of $0.36 per share related to the valuation allowance on deferred tax assets referenced above.

Asset Impairment and Restructuring Charges

On November 11, 2011, the Company announced its plans to close approximately 100 stores, most of which are underperforming.  A majority of the stores are planned to close by January 2012.  In the third quarter, the Company recorded an estimated non-cash asset impairment charge of $11.4 million related to the closing stores and to stores it plans to continue to operate and which are targeted for rent renegotiation.  The Company also recorded approximately $0.8 million of severance charges in the third quarter related to closing stores and an October reduction in force.

Third Quarter Balance Sheet Highlights

The Company ended the third quarter of fiscal 2012 with total cash, cash-equivalents and investments of $74.7 million, as compared to $102.3 million at the end of last year’s third fiscal quarter.  The Company had no outstanding borrowings under its revolving credit facility during the quarter.  Inventory totaled $58.2 million at the end of the third quarter of fiscal 2012, as compared to $46.0 million at the end of the third quarter of fiscal 2011.  The increase in inventory was largely due to higher e-commerce inventory and a shift in payment terms made by the Company in February 2011, which became effective in the second quarter of fiscal 2011.  Inventory per store, excluding e-commerce and in-transit inventory, increased 8% as compared to last year’s third quarter.

Capital Expenditures

The Company funded approximately $11.1 million of capital expenditures during the first nine months of fiscal 2012.  Total capital expenditures for the year are expected to be approximately $13.5 million, down from the earlier estimate of $16.0 million.

Conference Call Information

The Company will discuss its third quarter results in a conference call scheduled for today, December 22, 2011, at 4:30 p.m. Eastern time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until December 29, 2011.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 29, 2011.  This call may be accessed by dialing (877) 870-5176 and using passcode 2965448.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of December 22, 2010, the Company operates 774 stores in 45 states consisting of 471 Christopher & Banks stores, 237 stores in their plus size clothing division CJ Banks, 43 dual-concept stores and 23 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company expects the current challenges and merchandise margin pressures to continue in the fourth quarter; (ii) that Mr. Waller will add value in all aspects of the Company’s business and that he and Mr. Barenbaum are committed to revitalizing the business and getting the Company back on track to profitability; (iii) that the Company will remain focused on its previously announced store closing plan, disciplined inventory management and expense controls, and improved product execution; and (iv) that total capital expenditures for the year are expected to be approximately $13.5 million, down from the Company’s earlier estimate of $16.0 million.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The

Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	November 26,	November 27,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,495	$30,578
Short-term investments	22,242	53,482
Merchandise inventories	58,173	45,973
Other current assets	12,534	13,001
Total current assets	127,444	143,034

Property, equipment and improvements, net	59,085	83,955

Other assets:
Long-term investments	17,987	18,200
Other	278	314
Total other assets	18,265	18,514

Total assets	$204,794	$245,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,143	$7,803
Accrued liabilities	28,543	26,525
Total current liabilities	60,686	34,328

Other liabilities:
Deferred lease incentives	14,115	16,518
Other	9,370	11,319
Total other liabilities	23,485	27,837

Stockholders’ equity:
Common stock	456	454
Additional paid-in capital	116,928	115,095
Retained earnings	115,886	180,521
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income (loss)	64	(21)
Total stockholders’ equity	120,623	183,338

Total liabilities and stockholders’ equity	$204,794	$245,503

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND NINE MONTHS ENDED

NOVEMBER 26, 2011 AND NOVEMBER 27, 2010

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	November 26,	November 27,	November 26,	November 27,
	2011	2010	2011	2010

Net sales	$123,896	$120,947	$343,957	$348,521

Costs and expenses:
Merchandise, buying and occupancy	97,056	77,549	246,285	215,941
Selling, general and administrative	37,552	37,585	107,487	107,579
Depreciation and amortization	5,314	6,010	17,164	18,974
Impairment and restructuring	12,199	—	12,199	—
Total costs and expenses	152,121	121,144	383,135	342,494

Operating income (loss)	(28,225)	(197)	(39,178)	6,027

Other income	104	120	259	363

Income (loss) before income taxes	(28,121)	(77)	(38,919)	6,390

Income tax provision	118	9,149	412	11,813

Net loss	$(28,239)	$(9,226)	$(39,331)	$(5,423)

Basic loss per share:

Net loss	$(0.79)	$(0.26)	$(1.11)	$(0.15)

Basic shares outstanding	35,585	35,379	35,542	35,360

Diluted loss per share:

Net loss	$(0.79)	$(0.26)	$(1.11)	$(0.15)

Diluted shares outstanding	35,585	35,379	35,542	35,360

Dividends per share	$0.06	$0.06	$0.18	$0.18

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED

NOVEMBER 26, 2011 AND NOVEMBER 27, 2010

(in thousands)

	Nine Months Ended
	November 26,	November 27,
	2011	2010

Cash flows from operating activities:
Net loss	$(39,331)	$(5,423)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,164	19,312
Impairment of store assets	11,445	—
Deferred income taxes	—	11,180
Stock-based compensation expense	2,158	1,513
Other	51	(93)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,533)	(1,878)
Increase in merchandise inventories	(18,961)	(7,477)
(Increase) decrease in other current assets	3,393	(4,542)
(Increase) decrease in other assets	36	(30)
Increase (decrease) in accounts payable	17,060	(5,699)
Decrease in accrued liabilities	(854)	(1,600)
Decrease in deferred lease incentives	(867)	(3,060)
Decrease in other liabilities	(1,035)	(1,379)
Net cash provided by (used in) operating activities	(13,274)	824

Cash flows from investing activities:
Purchases of property, equipment and improvements	(11,113)	(7,260)
Purchases of investments	(81,271)	(57,183)
Sales of investments	103,005	63,058
Net cash provided by (used in) investing activities	10,621	(1,385)

Cash flows from financing activities:
Exercise of stock options	—	183
Dividends paid	(6,426)	(6,417)
Other	(138)	300
Net cash used in financing activities	(6,564)	(5,934)

Net decrease in cash and cash equivalents	(9,217)	(6,495)

Cash and cash equivalents at beginning of period	43,712	37,073

Cash and cash equivalents at end of period	$34,495	$30,578